Smart-tek Solutions, Inc. Shareholder Update

CORTE MADERA, Calif., April 6, 2006 - Smart-tek Solutions, Inc. (OTCBB: STTK) and its subsidiary, Smart-tek Communications, Inc. wish to announce today the following update for its shareholders.

“The past few weeks have been very exciting period in our company's short history” said Perry Law, president of Smart-tek Communications.  “However we find ourselves in a situation that lends itself to that old saying "a whale is only harpooned until it spouts."  As a result, there has been a great deal of conjecture about Smart-tek, our financial strength and its ability to bring its RTAC-PM Bird Flu containment and monitoring System to fruition.

One of those harpoons came most recently from an independent and unregulated website called stocklemon.com which posted a host of inaccurate and blatant falsehoods about our company.  In fact, we believe the postings were timed in connection with short position holders and market manipulators.

Unlike our company which is held to strict accountability by the Securities and Exchange Commission and the Over the Counter Bulletin Board, sites such as this work in an atmosphere free of any constraints.  As a result, the only recourse we have is to vigorously seek legal action against them for these erroneous and unsubstantiated postings.

We recently had to deal with similar accusations about the efficacy of our proprietary RTAC-PM system from an alleged competitor. As a result, we have also brought the matter to our legal counsel to address this very serious issue. Should these actions continue we will have no other alternative but to seek full financial and legal recourse against the offending company.

Certainly it is most disturbing that at time when we should be totally focused on the implementation of our system which can truly benefit mankind, we find ourselves distracted and dealing with issues that have no substantive value.  Therefore we want to ally any concerns our shareholders may have had as the result of any rumors or innuendo.

Questions have been raised about the existence of our technology.  We would like to assure our shareholders that our technology does exist and a brief video synopsis of our demonstration in China has been available on our website since Monday April 3, 2006.  Our technology has been developed using already available RFID hardware and adding our own proprietary software to it.  As a security company, we have been exposed to RFID technology as it is a tool that is commonly used in the security industry.

As for our financial stability, we have been meeting our obligations as they have become due and as has been disclosed, we continue to add to our portfolio of

projects in the mixed residential/commercial sector of our business.   Furthermore, as disclosed in our form 10-QSB for the quarter ended December 31, 2006, our total contract backlog was approximately $3,562,468, which represents the value of contracts that have been awarded and that have not yet been completed.  Based on our estimates, we now believe that number is approximately $5,000,000.

Our recently announced $5,000,000 order from China certainly will have a significant positive impact on the Company’s financial status.   This order represents the launch of our new business sector that has a tremendous potential to further strengthen our business.

Obviously, we understand your concerns and we want to assure our shareholders that we are working vigorously to achieve our lofty goals of providing a viable solution to a potentially grave international healthcare issue”.

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector and poultry monitoring with its RTAC-PM bird flu containment system, providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communication (“SCI”) is a market leader in providing surveillance technology solutions for the monitoring and containment of the H5N1 virus with the recent introduction of its RTAC-PM system.  This scaleable system has been designed to help countries contain the deadly avian flu virus currently threatening the world.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

More information on Smart-tek Solutions’ RTAC-PM bird flu containment system can be found at www.smart-teksolutions.com/rfid.html.

More information on Smart-tek Solutions can be found at www.smart-teksolutions.com.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB the quarter ended December 31, 2005 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711